Exhibit 23.4

	C G Singer	T +44 1737 241144
	Consulting Actuary	D +44 1737 274192
F +44 1737 241496

	Watson House	colin.singer@towerswatson.com
	London Road	towerswatson.com
Reigate
Surrey RH2 9PQ
UK
11 February 2015

The Board of Directors

HSBC Holdings plc

CONSENT OF C G SINGER

I, CG Singer, hereby consent to be named as valuation actuary of the HSBC Bank (UK) Pension Scheme in the Annual Report on Form 20-F for the year ended December 31, 2014 of HSBC Holdings plc (the “Company”) and incorporated by reference in the Company’s Registration Statement on Form F-3 to be filed on or about February 27, 2015.

Sincerely

/s/ C G Singer
C G Singer
Fellow of the Institute and Faculty of Actuaries

Towers Watson Limited is registered in England and Wales
Registration number: 5379716, Registered address: Watson House, London Road, Reigate, Surrey RH2 9PQ, UK.
Authorised and regulated by the Financial Conduct Authority.
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